Contract for Sale of Goods

This Contract for Sale of Goods is made this 10 day of July, 2014 by and between **YANCHENG SUNRISE IMPORT & EXPORT CO.,LTD**,a China company ("Seller") and **SUMMIT NETWORKS INC** , a USA corporation ("Buyer") ,for the purchase of the goods made by Seller.

1. Term. This Contract shall begin on August 1st, 2014,and end by August 1st , 2018, unless the parties agree otherwise.
2. Delivery. Buyer will give Seller 60 days' advance notice regarding the quantity requested for delivery. Upon receipt of the request for delivery, Seller will arrange for delivery through a carrier chosen by Seller, the costs of which shall be F.O.B.
3 Appointment. Buyer hereby appoints Supplier, and Supplier accepts such appointment, to act as a non-exclusive supplier of the Products to buyer.
4.Prices. The prices paid by buyer to seller for Products shall initially be as set forth in agreement between seller and buyer. Buyer shall have the right to purchase products at item prices .Prices are exclusive of all taxes, insurance, and shipping and handling charges, which are buyer's sole responsibility.
5. Acceptance. Buyer will have the right to inspect the goods upon receipt,. Buyer must give notice to Seller of any claim for damages on account of condition, quality, or grade of the goods, and Buyer must specify the basis of the claim in detail. Failure of Buyer to comply with these conditions will constitute irrevocable acceptance of the goods by Buyer. All notices between the parties must be in writing and delivered by courier or by certified mail, return receipt requested.
6. Confidentiality. Each of the parties hereto agrees to hold confidential and proprietary information and trade secrets obtained from the other, and designated as such in writing by the disclosing party, in confidence and not to use or disclose such confidential and proprietary information and trade secrets to third parties without the consent of the other party, except that each of parties may disclose such information to their respective employees and agents who need to know such information for the purposes of operating their respective businesses. The parties agree that the provisions contained in this paragraph shall survive the termination of this Agreement.
7. Warranty. Seller warrants that the goods sold hereunder are new and free from substantive defects in workmanship and materials. Seller's liability under the foregoing warranty is limited to replacement of goods or repair of defects or refund of the purchase price at Seller's sole option. No other warranty, express or implied, is made by Seller, and none shall be imputed or presumed.
8.Governing Law. This Contract shall be governed by the laws of the State of NV. Any disputes hereunder will be heard in the appropriate federal and state courts located in NV.
9 Notices. Any required or permitted notices hereunder must be given in writing at the address of each party set forth below, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, by one of the following methods: hand delivery; registered, express, or certified mail, return receipt requested, postage prepaid; or nationally-recognized private express courier. Notices will be deemed given on the date received.

Seller 盐城日升进出口有限公司
YANCHENG SUNRISE IMPORT & EXPORT CO., LTD
曹阳

Buyer [signature]

SUMMIT NETWORKS INC